EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-87582, 333-123080, 333-172761 and 333-174735 on Form S-8 of our reports dated June 5, 2009, relating to the financial statements and financial statement schedule of Hawkins, Inc., appearing in this Annual Report on Form 10-K of Hawkins, Inc. for the year ended April 3, 2011.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 9, 2011